EXPLORATION AGREEMENT WITH

OPTION TO FORM JOINT VENTURE

THIS EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE (the “Agreement”) is made effective this 2nd day of July, 2006 (the “Effective Date”) by and between COLUMBUS GOLD (U.S.) CORPORATION, a Nevada corporation (“Columbus”); and PIEDMONT MINING COMPANY, INC., a North Carolina corporation (“Piedmont”).

RECITALS

A.          Columbus owns and possesses the “Dutch Flat Project” situated in Humboldt County, Nevada, consisting of one hundred fourteen (114) unpatented lode mining claims which are more particularly described on Exhibit A attached hereto.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.         Columbus’ parent corporation, Columbus Gold Corporation, has entered into an Agreement dated February 7, 2006 (the “Exploration Agreement”) with Cordilleran Exploration Company, LLC, a Nevada limited liability company doing business as Cordex Exploration Co. (“Cordex”). Pursuant to this Exploration Agreement, Cordex has agreed to carry out all exploration and development activities on properties held by Columbus Gold Corporation and its U.S. subsidiary.

C.         Piedmont wishes to acquire an interest in the Property by making certain cash payments to Columbus and providing exploration funding for a work program on the Property pursuant to Section 1.1 of this Agreement.

D.         On the Effective Date and each anniversary thereafter, Piedmont shall have the right to appoint the operator of the work program. Piedmont appoints Columbus to be the first operator commencing on the Effective Date and continuing for one (1) year thereafter. Columbus will in turn utilize the services of Cordex in completing the work program for the first year of the Agreement.

E.         Following completion of the work program and satisfaction of the terms and conditions of Section 1.1 of this Agreement, Piedmont and Columbus may form a Joint Venture for further exploration and development of the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Exploration Agreement

1.1       Option to Earn 51% Interest. Columbus hereby grants to Piedmont the exclusive option to earn an undivided fifty-one percent (51%) interest in the Property by funding TWO MILLION DOLLARS ($2,000,000.00) in exploration activities during a five-year period. In order to earn this interest, Piedmont shall make the following payments:

a.        Piedmont shall pay Columbus the sum of THIRTY-FIVE THOUSAND DOLLARS ($35,000.00) upon execution of this Agreement.

b.           Piedmont agrees to spend a minimum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) in exploration funding within one (1) year following the Effective Date. This is a binding commitment and cannot be cancelled through termination of this Agreement.

c.           Thereafter, Piedmont may elect to continue funding of exploration activities on the Property by completing the following expenditure requirements:

Year of Agreement	Amount of Expenditures
2	Additional $300,000.00
3	Additional $500,000.00
4	Additional $500,000.00
5	Additional $500,000.00

                Except for the initial $35,000.00 payment on execution, all payments made by Piedmont for the benefit of the Dutch Flat Project shall be credited towards the exploration expenditure requirements.

d.          At such time as Piedmont has funded TWO MILLION DOLLARS ($2,000,000.00) in exploration expenditures in accordance with Sections 1.1(b) and 1.2(c) above, Piedmont will have earned an undivided 51% interest in the Property. Piedmont shall then elect (1) to earn an additional nineteen (19%) interest in the Property in accordance with Section 1.2 below, or (2) to form a 51% joint venture with Columbus in accordance with Section 3 below.

1.2       Option to Earn Additional 19% Interest. Upon electing to earn an additional 19% interest in the Property in accordance with Section 1.1(d) above, Piedmont shall provide funding to complete a Positive Feasibility Study with respect to the Property. The term “Positive Feasibility Study” (also known as a “bankable feasibility study”) means a detailed report prepared or verified by an independent firm of consultants demonstrating the feasibility of placing the Property into commercial production. This study shall be in such form and include such details as is customarily required by institutional lenders of major financing for mining projects.

Following completion of a Positive Feasibility Study, Columbus shall elect (a) to form a joint venture with Piedmont in accordance with Section 3 below, in which case Columbus shall fund 30% of all additional expenditures, or (b) to receive an overriding perpetual royalty on production from the Property equal to two percent (2%) of net smelter returns. The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Piedmont:

a.           Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.          Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c.           Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

1.3       Funding of Exploration Activities. Prior to the commencement of each contract year, Columbus shall prepare a Work Plan and Budget (“Plan”) setting forth the amount of Piedmont’s required expenditures. Piedmont shall review and approve (or request modifications to) the Plan within fifteen (15) days of its submission. Following approval of the Plan by both Piedmont and Columbus, Piedmont shall be obligated to respond to quarterly cash calls within thirty (30) days of receipt.

Columbus shall have the right to charge Piedmont as overhead the total Cordex overhead multiplied by that proportional share of Cordex’s total exploration expenditures represented by the Dutch Flat Project for the previous quarter, showing how this charge was computed.

1.4       Claim Maintenance. Columbus shall have the obligation to maintain the claims in good standing. So long as the Agreement has not been terminated prior to July 1 of each year, Piedmont shall deliver funds to Columbus by July 1 to make the claim payments, and these payments shall be credited against Piedmont’s work expenditure requirements. Columbus shall pay the federal claim maintenance fees to the Nevada

Bureau of Land Management by August 1 of each year, and Columbus shall file an Affidavit and Notice of Intent to Hold with the Humboldt County Recorder not later than October 1 of each year. Columbus shall promptly provide evidence of these filings to Piedmont.

1.5       Area of Interest. The parties hereby establish an Area of Interest extending two miles from the exterior boundaries of the Property (and including any interior fractions). Any claims located by Cordex, Columbus, or Piedmont within the Area of Interest shall be subject to the terms of this Agreement.

SECTION TWO

Conduct of Exploration Work

The following provisions shall govern exploration activities on the Property during the term of the Exploration Agreement described in Section 1 above.

2.1       Conduct of Work. Columbus or its delegate shall perform its exploration activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.2       Liability and Insurance. While Columbus is acting as Operator of the exploration project, Columbus shall defend, indemnify, and hold Piedmont harmless from any claims, demands, or liabilities arising from acts of gross negligence or willful misconduct on the part of Columbus. Columbus shall obtain and carry a policy of public liability insurance in the minimum amounts of $1,000,000.00 or more for personal injury and $300,000.00 for property damage, protecting Columbus and Piedmont against any claims for injury to persons or damage to property resulting from Columbus’ operations. Columbus shall provide Piedmont with a certificate of insurance evidencing such insurance.

2.3       Liens. Columbus shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Columbus’ request. However, a lien on the Property shall not constitute a default if Columbus, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Columbus.

2.4       Acquisition of Permits. Columbus shall acquire all federal, state, and local permits required for its operations. Columbus shall be responsible for reclamation of only those areas disturbed by Columbus’s activities, provided, however, that the cost of such reclamation shall be borne by Piedmont and included in approved work plans and budgets. Columbus will post any operating and reclamation bonds required by regulatory agencies for work on the Property, using funds provided by Piedmont. The bond will revert to Piedmont upon satisfactory completion of the reclamation program.

2.5	Inspection of Property. Piedmont, or Piedmont’s authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Piedmont’s own risk and so as not to hinder unreasonably the operations of Columbus. Piedmont shall indemnify and hold Columbus harmless from any damage, claim, or demand by reason of injury to Piedmont or Piedmont’s agents or representatives on the Property or the approaches thereto.

2.6       Inspection of Accounts. Columbus and/or its delegate shall keep accurate books and records of accounts reflecting its exploration activities on the Property, and Piedmont shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of Columbus pertaining to operations on the Property.

SECTION THREE

Joint Venture

3.1       Formation of Joint Venture. If Piedmont elects to form a Joint Venture with Columbus in accordance with Section 1.1(d) above, or if Columbus elects to form a Joint Venture with Piedmont in accordance with Section 1.2 above, the parties will negotiate in good faith and form a Joint Venture in the general format of Form 5A (“Form 5A”) prepared by the Rocky Mountain Mineral Law Foundation. The parties may mutually agree to use Form 5A-LLC in place of Form 5A, and all references in this Agreement to Form 5A shall then refer to Form 5A-LLC.

3.2        Participating Interests. In the event that Piedmont elects to hold a fifty-one (51%) interest in the Property following its expenditure of $2,000,000.00, Piedmont shall have a Participating Interest of 51% and Columbus will have a Participating Interest of 49%. The deemed value of Columbus’ Participating Interest shall be $1,925,567.00.

If Piedmont elects to earn a 70% interest in the Property by funding a Positive Feasibility Study, upon completion of such Positive Feasibility Study, the Participating Interest of Piedmont shall be 70% and the Participating Interest of Columbus shall be 30%. The value of Piedmont’s Participating Interest shall be the amount actually expended by Piedmont in funding activities on the Property through a Positive Feasibility Study, and the deemed value of Columbus’ Participating Interest shall be calculated so that it represents 30% of the total expenditures on the Property.

3.3       Operator. Following formation of the Joint Venture, Piedmont shall be the Operator of the Joint Venture. A Management Committee, consisting of two representa-tives of each party, shall be responsible for approving programs and budgets and for determining the general policies and directions to be adopted by the Operator in the conduct of its operations. The Management Committee shall meet at least once annually and otherwise on ten (10) days’ advance written notice given by either party. In the event that the members of the Management Committee are unable to reach a decision regarding a program and budget to govern the operations of the Joint Venture for the ensuing year, the party having the majority Participating Interest shall have the deciding vote.

3.4       Cash Calls and Dilution. Following approval of an annual program and budget, the Operator shall make cash calls from time to time for the conduct of operations. A party receiving a cash call must contribute its share within fifteen (15) days of receiving the notice. Failure by either party to participate in the cash call shall result in straight-line dilution in accordance with Form 5A. A party whose Participating Interest falls below ten percent (10%) shall be deemed to have withdrawn from the Joint Venture, and thereafter that party shall be entitled to receive five percent (5%) of net profits from the Joint Venture, as determined in accordance with standard accounting principles.

SECTION FOUR

Termination and Default

4.1       Termination. Subject to satisfaction of the provisions of Sections 1.1(a), 1.1(b), and 1.4 above, Piedmont shall have the right to terminate this Agreement at its sole discretion at any time by giving thirty (30) days’ advance written notice to Columbus. Upon termination, Columbus shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Piedmont will provide Columbus with all factual data, maps, assays, and reports pertaining to the Property. Piedmont will also deliver a Quitclaim Deed to Columbus.

4.2       Default. If Piedmont fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Columbus or Cordex hereunder,

Columbus may declare Piedmont in default by giving Piedmont written notice of default which specifies the obligation(s) which Piedmont has failed to perform. If Piedmont fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Columbus may terminate this Agreement and Piedmont shall peaceably surrender possession of the Property to Columbus. Notice of termination shall be in writing and served in accordance with this Agreement.

SECTION FIVE

Notices and Payments

5.1       Notices. All notices to Piedmont or Columbus shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

TO PIEDMONT:	Piedmont Mining Company
P.O. Box 20675
New York, New York 10021

With copy to:	Lewis B. Gustafson
5320 Cross Creek Lane
Reno, Nevada 89511

With copy to:	Richard W. Harris, Esq.
Harris & Thompson
6121 Lakeside Drive, Suite 260
Reno, Nevada 89511

TO COLUMBUS:	Columbus Gold (U.S.) Corporation
573 E. Second Street
Reno, Nevada 89502

With copy to:	Columbus Gold Corporation
Suite 910 - 475 Howe Street
Vancouver, British Columbia
Canada V6C 2B3

5.2        Payments. All payments shall be in U.S. currency payable to Columbus at the Reno address above.

SECTION SIX

Assignment

No party may assign its interest in this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

SECTION SEVEN

Representation of Title

7.1        Warranty. Columbus represents, to the best of its knowledge, that it owns the unpatented mining claims described in Exhibit A and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; that Columbus has and will continue to have the right to commit the Claims to this Agreement; and that

Columbus is not aware of any claim disputes, legal actions, or environmental hazards affecting the Property.

7.2       Encumbrances. To the best of Columbus’ knowledge, the Property is subject to the following encumbrances and no other:

a.           The following claims are subject to a one-and-one-half percent (1.5%) net smelter royalty reserved by Hidefield Gold (US) Inc. and Aubrey Eveleigh: El Paso 15, 17, 19, 82, 84, and 86.

b.          The following claims are subject to a one percent (1%) net smelter royalty retained by Nevada Sunrise, LLC: El Paso 15, 17-20, 61, and 82-90: and Hot 31-32, together with additional claims located by Columbus within an Area of Interest defined as the S 1/2 of Section 8, Section 9, Sections 16-18, and the N 1/2 of Section 20, T. 38 N., R. 40 E., MDM, Humboldt County, Nevada.

SECTION EIGHT

Force Majeure

8.1       Suspension of Obligations. If Columbus or Piedmont is prevented by Force Majeure from timely performance of any of its obligations hereunder, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Columbus or Piedmont shall promptly notify the other party in writing. Columbus or Piedmont shall use reasonable diligence to remedy Force

Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

8.2       Definition of Force Majeure. “Force Majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen, material, or fuel supplies; unavailability of equipment, including drill rigs with qualified drillers; delay in transportation; acts of God; and a shutdown of the U.S. banking system.

SECTION NINE

Miscellaneous Provisions

9.1       Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

9.2       Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

9.3       Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

9.4       Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Humboldt County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

9.5       Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

9.6       Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.

9.7       No Partnership. Nothing in this Agreement shall create a partnership between Columbus and Piedmont.

9.8        Press Releases. Prior to issuing any press release or other disclosure of information regarding the Dutch Flat Project, Piedmont or Columbus, as the case may be, shall submit its press release or information disclosure to the other party for review and approval. If no comments or approval have been given by the receiving party within three (3) working days following receipt, the press release or information distribution shall be deemed approved.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COLUMBUS GOLD (U.S.) CORPORATION, Nevada

corporation

By________________________________________

PIEDMONT MINING COMPANY, INC., a North Carolina corporation

By

ROBERT M. SHIELDS, JR., President and CEO

STATE OF ___________	)

)ss.

COUNTY OF _________	)

On the_______ day of ___________ 2006, before me, a Notary Public in and for said State and County, personally appeared ________________, _____________ of COLUMBUS GOLD (U.S.) CORPORATION, a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE, and acknowledged to me that he executed the same for purposes stated therein.

_______________________________

NOTARY PUBLIC

STATE OF ___________	)

)ss.

COUNTY OF _________	)

On the_______ day of ___________ 2006, before me, a Notary Public in and for said State and County, personally appeared ROBERT M. SHIELDS, JR., President of PIEDMONT MINING COMPANY, INC., a North Carolina corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE, and acknowledged to me that he executed the same for purposes stated therein.

_______________________________
NOTARY PUBLIC

columbus/7364

exploration agreement w/option to form joint venture

(dutch flat project) 6-06